Exhibit 99.1

FOR IMMEDIATE RELEASE

SANUWAVE REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

ALPHARETTA, GA, November 14, 2012 – SANUWAVE Health, Inc. (OTCBB: SNWV) today reported financial results for the three and nine months ended September 30, 2012 and provided a business update.

Kevin A. Richardson, II, Chairman of the Board of Directors of SANUWAVE, said, “I am very pleased that we have been able to reduce the Company’s cash burn while making sure we do not affect the value of the business or our capability to start up and conduct our next dermaPACE® study to treat diabetic foot ulcers.  We are taking additional cost cutting measures in the fourth quarter of 2012 that will reduce further the Company’s expenses not related to the upcoming dermaPACE study.”

“The Company is working with select accredited investors to raise up to $1.25 million in capital in a private placement. The accredited investors will receive a convertible promissory note that will convert, at the Company’s option, at the completion of a larger funding that is expected to close no later than the first quarter of 2013,” concluded Mr. Richardson.

Barry J. Jenkins, Chief Operating Officer of SANUWAVE commented, “As previously announced, the U.S. Food and Drug Administration (FDA) has granted conditional approval of our Investigational Device Exemption (IDE) Supplement to conduct an additional clinical trial utilizing our dermaPACE device in the treatment of diabetic foot ulcers.  We estimate the clinical trial could be completed and submitted in support of a PMA application for dermaPACE in as early as 20 months from trial initiation, assuming such data to be collected meets the agreed upon statistical and clinical plan of success.  We have already identified clinical study sites and are in the process of contracting with them for participation.  Patient enrollment is expected to begin in the first quarter of 2013 once Institutional Review Board (IRB) approvals and the appropriate funding to conduct the study are in place.  We remain focused on achieving FDA approval as soon as possible in order to make dermaPACE available to the millions of U.S. patients who suffer from these debilitating diabetic foot ulcers.”

Financial highlights for the three months ended September 30, 2012 include (all comparisons are with the three months ended September 30, 2011):

•	Revenues increased by 10%, to $178,256.

•	Gross profit as a percentage of revenue increased to 75%, up from 70% in 2011.

•	Total operating expenses decreased by $695,227, or 32%, to $1,499,714.

Third Quarter Financial Results
Revenues for the three months ended September 30, 2012 were $178,256, compared to $161,678 for the same period in 2011, an increase of $16,578, or 10%.  The increase in revenues is primarily due to increased sales of refurbishment applicators for devices due to the increased number of devices in use in 2012, as compared to 2011.

Research and development expenses for the three months ended September 30, 2012 were $440,193, compared to $623,318 for the same period in 2011, a decrease of $183,125, or 29%.  Research and development expenses in 2012 decreased due to lower expenses for clinical results analysis and clinical related expenses as compared to same period in 2011.

General and administrative expenses for the three months ended September 30, 2012 were $977,859, compared to $1,493,963 for the same period in 2011, a decrease of $516,104, or 35%.  The decrease in general and administrative expenses is primarily due to a reduction in headcount (18 employees in September 2012 as compared to 29 employees in September 2011), decreased investor relations expenses and decreased legal costs for patent defense activities.

The net loss for the three months ended September 30, 2012 was $1,447,271, or ($0.07) per share, compared to a net loss of $2,071,539, or ($0.10) per share, for the same period in 2011, a reduction in the net loss of $624,268, or 30%.

Nine Month Financial Results
Revenues for the nine months ended September 30, 2012 were $627,153, compared to $577,180 for the same period in 2011, an increase of $49,973, or 9%.  The increase in revenues is primarily due to increased sales of demonstration devices and refurbishment applicators to European distributors in 2012, as compared to 2011.

Research and development expenses for the nine months ended September 30, 2012 were $1,391,634, compared to $2,167,735 for the same period in 2011, a decrease of $776,101, or 36%.  Research and development expenses in 2012 decreased due to lower expenses for clinical results analysis and clinical related expenses.  Consulting expenses related to clinical results analysis were higher in 2011 as the Company prepared for the submission to the FDA in June 2011 of the dermaPACE PMA for treating diabetic foot ulcers.

General and administrative expenses for the nine months ended September 30, 2012 were $3,252,127, compared to $4,386,538 for the same period in 2011, a decrease of $1,134,411, or 26%.  The decrease in general and administrative expenses is primarily due to a reduction in headcount (18 employees in September 2012 as compared to 29 employees in September 2011), decreased investor relations expenses and decreased legal costs for patent defense activities.

The net loss for the nine months ended September 30, 2012 was $4,707,212, or ($0.23) per share, compared to a net loss of $7,827,072, or ($0.41) per share, for the nine months ended September 30, 2011, a reduction in the net loss of $3,119,860, or 40%.

As of September 30, 2012, the Company had cash and cash equivalents of $361,263, compared with $3,909,383 as of December 31, 2011, a decrease of $3,548,120.  For the nine months ended September 30, 2012 and 2011, net cash used by operating activities was $3,546,299 and $6,994,179, respectively, primarily consisting of compensation costs, research and development activities and general corporate operations. The decrease in the use of cash for operating activities for 2012, as compared to the same period for 2011, of $3,447,880, or 49%, was due to reductions in headcount, operating expenses and clinical expenses in 2012 as well as a reduction in current liabilities in 2011.  Net cash provided (used) by financing activities for the nine months ended September 30, 2012 and 2011 was $(3,399) and $12,367,455, respectively, which in 2011 consisted of the net proceeds from the private placement of $8,467,121 and the exercise of unit options of $3,900,334.

About SANUWAVE Health, Inc.
SANUWAVE Health, Inc. (www.sanuwave.com) is an emerging regenerative medicine company focused on the development and commercialization of noninvasive, biological response activating devices for the repair and regeneration of tissue, musculoskeletal and vascular structures.  SANUWAVE’s portfolio of products and product candidates activate biologic signaling and angiogenic responses, including new vascularization and microcirculatory improvement, helping to restore the body’s normal healing processes and regeneration.  SANUWAVE intends to apply its PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions.  Its lead product candidate for the global wound care market, dermaPACE, is CE marked and has Canadian device license approval for the treatment of the skin and subcutaneous soft tissue.  In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers.  SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved Ossatron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its Ossatron, Evotron® and orthoPACE® devices in Europe.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

SANUWAVE Health, Inc.
Barry Jenkins, 678-578-0103
Chief Operating Officer
investorrelations@sanuwave.com

(FINANCIAL TABLES FOLLOW)

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$361,263	$3,909,383
Accounts receivable - trade, net	78,287	81,565
Inventory	294,898	396,284
Prepaid expenses	203,132	162,975
Due from Pulse Veterinary Technologies, LLC	-	27,837
TOTAL CURRENT ASSETS	937,580	4,578,044

PROPERTY AND EQUIPMENT, at cost, less accumulated depreciation	37,904	51,206

OTHER ASSETS	3,191	3,192

INTANGIBLE ASSETS, at cost, less accumulated amortization	1,303,715	1,533,782
TOTAL ASSETS	$2,282,390	$6,166,224

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$402,358	$756,657
Accrued employee compensation	1,107,083	632,333
Accrued expenses	173,588	190,583
Interest payable, related parties	81,864	81,864
Capital lease payable, current portion	4,841	4,576
Liabilities related to discontinued operations	655,061	655,061
TOTAL CURRENT LIABILITIES	2,424,795	2,321,074

NON-CURRENT LIABILITIES
Notes payable, related parties	5,372,743	5,372,743
Capital lease payable, non-current portion	5,220	8,884
TOTAL NON-CURRENT LIABILITIES	5,377,963	5,381,627
TOTAL LIABILITIES	7,802,758	7,702,701

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
PREFERRED STOCK, par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding	-	-

COMMON STOCK, par value $0.001, 150,000,000 shares and 50,000,000 shares authorized in 2012 and 2011, respectively; 20,907,536 issued and outstanding in 2012 and 2011	20,908	20,908

ADDITIONAL PAID-IN CAPITAL	63,660,709	62,940,977

ACCUMULATED OTHER COMPREHENSIVE INCOME	14,055	10,466

RETAINED DEFICIT	(69,216,040)	(64,508,828)
TOTAL STOCKHOLDERS' DEFICIT	(5,520,368)	(1,536,477)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,282,390	$6,166,224

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011

REVENUES	$178,256	$161,678	$627,153	$577,180

COST OF REVENUES	43,965	48,475	197,898	189,006

GROSS PROFIT	134,291	113,203	429,255	388,174

OPERATING EXPENSES
Research and development	440,193	623,318	1,391,634	2,167,735
General and administrative	977,859	1,493,963	3,252,127	4,386,538
Depreciation	4,973	971	15,313	13,452
Amortization	76,689	76,689	230,067	230,067
TOTAL OPERATING EXPENSES	1,499,714	2,194,941	4,889,141	6,797,792

OPERATING LOSS	(1,365,423)	(2,081,738)	(4,459,886)	(6,409,618)

OTHER INCOME (EXPENSE)
Extinguishment of debt	-	-	-	(1,318,781)
Interest expense, net	(81,894)	(76,578)	(241,196)	(392,652)
Gain (loss) on foreign currency exchange	46	(25,723)	(6,130)	(43,521)
Transitional services provided to Pulse Veterinary Technologies, LLC	-	112,500	-	337,500

TOTAL OTHER INCOME (EXPENSE)	(81,848)	10,199	(247,326)	(1,417,454)

LOSS BEFORE INCOME TAXES	(1,447,271)	(2,071,539)	(4,707,212)	(7,827,072)

INCOME TAX EXPENSE	-	-	-	-

NET LOSS	(1,447,271)	(2,071,539)	(4,707,212)	(7,827,072)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	4,623	17,128	3,589	30,416
TOTAL COMPREHENSIVE LOSS	$(1,442,648)	$(2,054,411)	$(4,703,623)	$(7,796,656)

LOSS PER SHARE:
Net loss - basic	$(0.07)	$(0.10)	$(0.23)	$(0.41)
Net loss - diluted	$(0.07)	$(0.10)	$(0.23)	$(0.41)

Weighted average shares outstanding - basic	20,907,536	20,907,536	20,907,536	19,196,236
Weighted average shares outstanding - diluted	20,907,536	20,907,536	20,907,536	19,196,236

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,707,212)	$(7,827,072)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization	230,067	230,067
Depreciation	15,313	13,452
Change in allowance for doubtful accounts	(27,539)	25,726
Stock-based compensation	719,732	550,387
Accrued interest	-	166,618
Extinguishment of debt	-	1,318,781
Changes in assets - (increase)/decrease
Accounts receivable - trade	30,817	(19,443)
Inventory	101,386	37,980
Prepaid expenses	(40,157)	(32,740)
Due from Pulse Veterinary Technologies, LLC	27,837	(84,650)
Other	1	(133)
Changes in liabilities - increase/(decrease)
Accounts payable	(354,299)	(668,431)
Accrued employee compensation	474,750	(628,772)
Accrued expenses	(16,995)	(74,836)
Interest payable, related parties	-	(1,113)
NET CASH USED BY OPERATING ACTIVITIES	(3,546,299)	(6,994,179)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,011)	(36,667)
NET CASH USED BY INVESTING ACTIVITIES	(2,011)	(36,667)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from private placement	-	8,467,121
Proceeds from unit options exercised, related parties	-	2,463,008
Proceeds from unit options exercised	-	1,437,326
Payment of principal on capital lease	(3,399)	-
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(3,399)	12,367,455

EFFECT OF EXCHANGE RATES ON CASH	3,589	30,416

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,548,120)	5,367,025

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,909,383	417,457
CASH AND CASH EQUIVALENTS, END OF PERIOD	$361,263	$5,784,482

SUPPLEMENTAL INFORMATION
Cash paid for interest, related parties	$242,903	$242,903
Cash paid for capital lease interest	$676	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital stock issued in exchange for notes payable, related parties	$-	$4,413,908